Exhibit 99.2

Summary of Terms of Compensation Arrangement for Robert P. Mundy

•	Annual base salary of $600,000

•	Annual target cash incentive award of $750,000, subject to proration for 2015. Actual cash incentive awards will be determined by the compensation committee in accordance with its customary practice.

•	Annual targeted equity compensation of $750,000 consisting of restricted stock and/or performance units in similar proportion as awards made to other executive officers.

•	In part to compensate for benefits forfeited from his prior employer, a one-time cash signing bonus of up to $1,250,000, paid on or around the start date.

•	A one-time restricted stock award (vesting in equal annual installments over a three-year period) valued at $500,000 to be made on the start date.

•	Relocation benefits under PCA’s relocation policy.

•	Retirement, health and welfare benefits on a similar basis as other PCA employees.